UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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ESSEX RENTAL CORP.
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ESSEX RENTAL CORP.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
___________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held June 5, 2013
___________________

To the Stockholders of
Essex Rental Corp.

You are invited to attend the annual meeting of stockholders (the “Meeting”) of ESSEX RENTAL CORP., a Delaware corporation (the “Company”), at the offices of Hyde Park Holdings, LLC, 500 Fifth Avenue, 50th Floor, New York, New York 10110 on Wednesday, June 5, 2013, at 10:00 A.M., for the following purposes:

(1)	To elect directors of the Company as Class A directors to serve for a term of two years and until their successors have been duly elected and qualified;

(2)	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the 2013 fiscal year;

(3)	To hold a non-binding advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

(4)	To consider and act upon such other matters as may properly come before the Meeting.

Only stockholders of record at the close of business on April 22, 2013 are entitled to receive notice of, and to vote at, the Meeting, and at any adjournment or adjournments thereof.  A list of the stockholders of the Company as of the close of business on April 22, 2013 will be available for inspection during business hours for ten days prior to the Meeting at the Company’s principal executive offices located at 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089.

Please fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and mail it promptly in the enclosed postage-paid envelope to make sure that your shares are represented at the Meeting.  If you attend the Meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card.

By order of the Board of Directors,

CAROL ZELINSKI, Secretary
New York, New York April 26, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 5, 2013:

Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2012 are available at:
http://www.viewproxy.com/essexrentalcorp/2013

ESSEX RENTAL CORP.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
___________________

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 5, 2013
_______________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, also referred to as the Board, of ESSEX RENTAL CORP., a Delaware corporation, to be used at the annual meeting of stockholders (the “Meeting”) of the Company which will be held at the offices of Hyde Park Holdings, LLC, 500 Fifth Avenue, 50th Floor, New York, New York 10110 on Wednesday, June 5, 2013, at 10:00 A.M., and at any adjournment or adjournments thereof.  All references in this Proxy Statement to the “Company”, “we”, “us”, and “our” refer to Essex Rental Corp., together with its wholly-owned subsidiaries, Essex Holdings, LLC (“Holdings”), Essex Crane Rental Corp. (“Essex Crane”), Essex Finance Corp. (“Essex Finance”), CC Acquisition Holding Corp. (“CC Acquisition”), Coast Crane Company (“Coast Crane”) and Coast Crane Ltd. (“Coast Crane Ltd.”), unless the context otherwise requires.

Stockholders who execute proxies in the accompanying form retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later-dated proxy.  Unless so revoked, the shares represented by proxies will be voted at the Meeting.  The shares represented by the proxies solicited by our Board of Directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted: (i) FOR the election of the named directors nominees as Class A directors; (ii) FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2013 fiscal year; and (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the compensation discussion and analysis, compensation tables and related disclosure contained in this proxy statement.

Stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The affirmative vote of (i) a plurality of the shares present at the Meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors; and (ii) a majority of the shares present at the Meeting and entitled to vote on the subject matter is required to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the 2013 fiscal year, approve the compensation of the Company’s Named Executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and related disclosure contained in this proxy statement, and approve any other business which may properly come before the Meeting. The vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee may take into account the outcome of the vote when making future executive compensation decisions.

Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes. Abstentions will count as a vote against the proposals, other than the election of directors.  Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast.  Broker “non-votes” are not counted in the tabulations of the votes cast on any of the proposals.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Our principal executive offices are located at 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089.  The approximate date on which this Proxy Statement and the enclosed form of proxy are to be first sent or given to stockholders is on or about April 26, 2013.

There were 24,159,843 shares of common stock, par value $.0001 per share (the “Common Stock”) outstanding on April 22, 2013. Holders of Common Stock of record at the close of business on April 22, 2013 will be entitled to one vote for each share of Common Stock of the Company then held. Only stockholders of record at the close of business on April 22, 2013 will be entitled to vote.

As of April 22, 2013, there were 139 holders of record of our Common Stock.

 PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors is divided into two classes of directors, with the classes as nearly equal in number as possible, each serving staggered two-year terms.  As a result, approximately one half of our Board of Directors will be elected each year.

The terms of office of our Board of Directors are:

•	Class A directors, whose term will expire at this Annual Meeting of Stockholders and when their successors are duly elected and qualify.

•	Class B directors, whose term will expire at the Annual Meeting to be held in 2014 and when their successors are duly elected and qualify; and

 Our Class A directors are Edward Levy, Daniel H. Blumenthal and John G. Nestor; our Class B directors are Laurence S. Levy and Ronald Schad.

Three directors will be elected at the Meeting as our Class A directors for a term of two years expiring at the Annual Meeting of Stockholders to be held in 2015 and until their successors shall have been elected and shall qualify.  The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Meeting.   Each proxy received will be voted FOR the election of the nominee named below unless otherwise specified in the proxy.  At this time, our Board of Directors knows of no reason why any nominee might be unable to serve.  There are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.

Our Corporate Governance/Nominating Committee has reviewed the qualifications of the nominees for directors and has recommended each nominee for election to the Board of Directors.

Name of Nominee	Principal Occupation	Age	Year Became a Director

Edward Levy	President of Rand Logistics, Inc.	49	2006
Daniel H. Blumenthal	Managing Partner of Blue River Partners	49	2008
John G. Nestor	Senior Managing Partner of Kirtland Capital Partners	68	2009

Edward Levy has been a member of our board of directors since our inception and was our president from our inception until we acquired Essex Crane on October 31, 2008. Since June 2006, Mr. Levy has been the president of Rand Logistics, Inc. From its inception in June 2004 to June 2006, Mr. Levy acted as special advisor to Rand Logistics, Inc. Mr. Levy is also the managing member of Hyde Park Value Credit Fund, which manages two different credit strategies, including newly issued first and second lien corporate middle market loans and distressed corporate debt. Mr. Levy was a managing director of CIBC World Markets Corp. from August 1995 through December 2004, and was co-head of CIBC World Markets Corp.’s Leveraged Finance Group from June 2001 until December 2004. From February 1990 to August 1995, Mr. Levy was a managing director of Argosy Group L.P., a private investment banking firm. Since June 1998, Mr. Levy has been a member of the board of managers of Norcross Safety Products LLC, a reporting company under the Securities Exchange Act of 1934, as amended, engaged in the design, manufacture and marketing of branded products in the fragmented personal protection equipment industry. Mr. Levy is currently a director of Derby Industries and Hyde Park Acquisition Corp. II, a publicly traded special purpose acquisition company. From July 1999 until March 2005, he was also a director of Booth Creek Ski Holdings, Inc., a reporting company under the Securities Exchange Act of 1934 that owns and operates six ski resort complexes encompassing nine separate resorts. During the past five years, Mr. Levy served as a member of the board of directors of the following public companies: Booth Creek Ski Holdings, Inc. and Norcross Safety Products, LLC. Mr. Levy is a member of the board of directors of a number of other privately-held companies. Mr. Levy received a B.A. from Connecticut College. Mr. Levy is not related to Laurence S. Levy. In light of Mr. Levy’s financial and investment knowledge, his service on boards and as an advisor to other public and private companies, and the knowledge and experience he has gained from such service, including his ability and expertise in evaluating potential investment opportunities and in the area of corporate governance, our Board and Corporate Governance/Nominating Committee have concluded that Mr. Levy should continue to serve as a member of our Board of Directors.
Daniel H. Blumenthal has served on our board of directors since we acquired Essex Crane on October 31, 2008. In 2007, Mr. Blumenthal founded Blue River Partners; a private equity firm based in Chicago, and has served as its Managing Partner since its formation. In 2009, Mr. Blumenthal founded Blue River PetCare, L.L.C., a consolidator of veterinary hospitals, in which Mr. Blumenthal serves as Chief Executive Officer. Prior to forming Blue River Partners, he was a founder and Managing Partner of Willis Stein & Partners, a private equity firm founded in 1995, where he served on the Boards of Directors of National Veterinary Associates, Inc., Paradigm Health, Inc., Interval International Corp., Baker & Taylor Corp., Roll Coater, Inc., Strategic Materials, Inc. and Aavid Thermal Technologies, Inc. Prior to the formation of Willis Stein & Partners, Mr. Blumenthal was Vice President of Continental Illinois Venture Corporation

from 1993 to 1995 and was a corporate tax attorney with Latham & Watkins from 1988 to 1993. Mr. Blumenthal received his J.D., cum laude, from Harvard Law School and B.A. in Economics and History, summa cum laude, from Brandeis University. Mr. Blumenthal has extensive experience in initiating investment opportunities and structuring acquisitions including over 25 years of transaction and investment management experience as a private equity investor and transactional attorney. In light of Mr. Blumenthal’s extensive experience, the Board believes that Mr. Blumenthal provides important insight for the Company’s growth strategy.  His significant financial expertise and experience contributes to the Board’s understanding and ability to analyze complex issues and our Board and Corporate Governance/Nominating Committee have concluded that Mr. Blumenthal should continue to serve as a member of our Board of Directors.
John G. Nestor has served on our board of directors since September 1, 2009. Mr. Nestor joined Kirtland Capital Partners in 1986 and he is currently the Chairman and Senior Managing Partner of this private investment firm (and previous majority owner of Essex Crane). Mr. Nestor is also the Chairman of SmartSource Computer and Audio Visual Rentals, a director of Truck Bodies & Equipment International, Inc. and Carlyle GMS Finance, Inc. Mr. Nestor previously served as a director of PVC Container Corporation, Fairmount Minerals, Ltd., and Bristol Corporation and was Chairman of the board of directors of Unifrax Corporation, TruSeal Technologies, Inc. and Burcliff Industries, Inc., all of which were portfolio companies of Kirtland Capital Partners. Mr. Nestor earned a Bachelor's degree from Georgetown University, an MBA from the University of Notre Dame and an M.A. in Urban Studies from Loyola University of Chicago. He served as Essex Crane's Chairman for over eight years and is familiar with its business and strategy. His knowledge of the business, coupled with his experience, enables him to provide meaningful input and guidance and our Board and Corporate Governance/Nominating Committee have concluded that Mr. Nestor should continue to serve as a member of our Board of Directors.
The Board of Directors unanimously recommends a vote FOR the election of the named Class A nominees, Edward Levy, Daniel H. Blumenthal and John G. Nestor, to our Board of Directors.  Proxies received in response to this solicitation will be voted FOR the election of the named Class A nominees to our Board of Directors unless otherwise specified in the proxy.
Information Regarding Other Members of the Board of Directors

The following table sets forth information with respect to each of the other members of the Board of Directors whose term extends beyond the Meeting, including the Class of such director and the year in which each such director’s term would expire.

Name	Age	Year Became a Director	Year Term Expires

Laurence S. Levy	56	2006	2014 Class B
Ronald Schad	54	2008	2014 Class B
Laurence S. Levy has served as our chairman of the board since the Company’s inception and served as the Company’s chief executive officer from our inception until we acquired Essex Crane on October 31, 2008. Mr. Levy has been the chairman of the board of directors and chief executive officer of Rand Logistics, Inc. since its inception in June 2004. Mr. Levy founded the predecessor to Hyde Park Holdings, LLC in July 1986 and has since served as its chairman. Hyde Park Holdings, LLC is an investor in middle market businesses. Mr. Levy serves as an officer or director of several companies in which Hyde Park Holdings, LLC or its affiliates have made investments. Presently, these companies include: Ozburn-Hessey Logistics LLC, a national logistics services company, of which Mr. Levy is a director; Derby Industries LLC, a sub-assembly business to the appliance, food and transportation industries, of which Mr. Levy is chairman; PFI Resource Management LP, an investor in the Private Funding Initiative program in the United Kingdom, of which Mr. Levy is general partner; Regency Affiliates, Inc., a diversified company, of which Mr. Levy is chairman, chief executive officer and president; and Warehouse Associates L.P., a provider of warehouse and logistics services, of which Mr. Levy is chairman. Mr. Levy is a director of Sunbelt Holdings, Inc., a leading distributor of wine and spirits, and Hyde Park Acquisition Corp. II, a publicly traded special purpose acquisition company. During the past five years, Mr. Levy served on the Board of Directors of Rand Logistics, Inc., a publicly traded company, and Regency Affiliates, Inc., which was a public company until it terminated its registration with the SEC in October 2010. Mr. Levy received a Bachelor of Commerce degree and a Bachelor of Accountancy degree from the University of Witwatersrand in Johannesburg, South Africa and an M.B.A. from Harvard University, where he graduated as a Baker Scholar. He is a Chartered Accountant (South Africa). Mr. Levy is not related to Edward Levy. In light of Mr. Levy’s financial, accounting and investment knowledge, his service on boards and as an advisor to other public and private companies, and the knowledge and experience he has gained from such service, including his ability and expertise in evaluating potential investment opportunities and in the area of corporate governance, our Board and the Corporate Governance/Nominating Committee have concluded that Mr. Levy should continue to serve as a member of our Board of Directors.

Ronald Schad has served as our President and Chief Executive Officer and as a member of our Board since October 31, 2008 and has served as the president and chief executive officer of Essex Crane since 2000. Prior to joining Essex Crane, Mr. Schad spent over 15 years with Manitowoc Crane Group and was most recently its Executive Vice President and General Manager, where he was responsible for over $350 million in sales. Prior to that position, Mr. Schad held various service and sales related positions with Manitowoc. Mr. Schad also held engineering and management positions with responsibility for nuclear device handling cranes at Reynolds Electrical and Engineering Co., the prime contractor for the Nevada Test Site. Mr. Schad graduated from the University of Wisconsin-Madison with a

BS in Engineering. As a recognized leader in the crane industry, Mr. Schad is actively involved in many of the industry’s associations including serving on the Boards of both the Specialized Carriers and Rigging Association (“SC&RA”) and the National Commission for the Certification of Crane Operators (“NCCCO”). Pursuant to Mr. Schad's employment agreement with Essex Rental and Essex Crane, Essex Rental agreed to use its best efforts to cause Mr. Schad to be elected to our Board of Directors and serve as a member of our Board of Directors throughout the term of such agreement. Should Mr. Schad cease to be a member of our Board of Directors, he may decide to terminate his employment with the Company and then he would be eligible to receive termination benefits in accordance with his employment agreement as described below under the section titled “Termination Benefits”. As a result of over 30 years working in the crane industry including roles in engineering, marketing and executive management, including approximately 12 years with Essex Crane, Mr. Schad has acquired specialized knowledge relevant to Essex’s business and industry. As a member of the Board of Directors, Mr. Schad provides Essex with expertise and insight into the crane industry, including trends in the crane rental industry and the end markets in which Essex’s customers operate. In light of Mr. Schad’s industry and equipment expertise and experience he has gained from such service, our Board and the Corporate Governance/Nominating Committee have concluded that Mr. Schad should continue to serve as a member of our Board of Directors.
Information Regarding Executive Officers

Name	Age	Position

Ronald Schad	54	Chief Executive Officer and President
Martin Kroll	56	Chief Financial Officer
Carol Zelinski	58	Secretary

For biographical information regarding Ronald Schad, please see “PROPOSAL 1 – ELECTION OF DIRECTORS” beginning on page 2 of this Proxy Statement.
Martin Kroll has been our Chief Financial Officer since we acquired Essex Crane on October 31, 2008 and has served as Essex Crane’s Chief Financial Officer and Senior Vice President since he joined Essex Crane in May 2001. Prior to joining Essex Crane, Mr. Kroll was employed by Outokumpu Copper Group, a multi-billion dollar copper fabrication manufacturing business headquartered in Finland. Mr. Kroll was President and Chief Financial Officer of Outokumpu’s $600 million U.S. holding company and Director of Business Development of Outokumpu’s international operations. Prior to working at Outokumpu, Mr. Kroll served as Director of Finance at American Brass, a privately held $300 million company in the copper and brass metal fabrication business acquired in a leveraged buyout. Prior to working at American Brass, Mr. Kroll spent eight years with PricewaterhouseCoopers LLP and is a certified public account. Mr. Kroll received a BBA in Accounting and Finance from Niagara University and also graduated from the Mahler School of Management.

Carol Zelinski has served as our corporate secretary since October 31, 2008. Ms. Zelinski has been an analyst at Hyde Park Holdings, LLC, a private investment firm, since 1997. She currently serves as the Secretary of Regency Affiliates, Inc., a diversified public company, Secretary of Rand Logistics, Inc., a public company that provides bulk freight shipping services on the Great Lakes and as Secretary of Hyde Park Acquisition Corp. II, a publicly traded special purpose acquisition company.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Information Regarding the Board of Directors and Committees

Meetings and Attendance

During the fiscal year ended December 31, 2012, the Board met or acted by unanimous consent on nine occasions.  During the fiscal year ended December 31, 2012, each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served. The Company does not have a policy on attendance by directors at our annual meeting of stockholders. All of the Company’s directors attended the Company’s 2012 annual meeting of stockholders.

Independence of Directors

Our Board affirmatively determines director independence based on an analysis of the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and all relevant securities and other laws and regulations regarding the definition of “independent”.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his family members, and us, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors.  Our independent directors pursuant to NASDAQ rules are Laurence Levy, Edward Levy, Daniel Blumenthal and John Nestor.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. However, since the closing of the acquisition of our operating subsidiary, Essex Crane, an independent director has served as our Chairman and a separate individual has served as our Chief Executive Officer and President. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company's shareholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company, active participation of the independent directors in setting agendas and establishing Board priorities and procedures, including with respect to the Company’s corporate governance. Further, this structure permits the Chief Executive Officer to focus on the management of the company's day-to-day operations and the execution of the Company’s strategy, while at the same time participating in the establishment of such strategy in his capacity as an employee-director.

Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. As part of its general risk management policies, the Board has delegated primary responsibility for reviewing the Company’s policies with respect to risk assessment and risk management to the Audit Committee. The full Board, however, has retained responsibility for general oversight of risks, and regularly receives and considers reports from the Audit Committee and members of Essex’s senior management responsible for oversight of particular risks within the Company, including the Company’s Chief Financial Officer and Chief Executive Officer. The Board also encourages management’s efforts to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations, including management initiatives and policies with respect to the safety of cranes and equipment that the Company rents. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

Committees of the Board

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee, a Corporate Governance/Nominating Committee and a Strategic Planning and Finance Committee.  Our Board of Directors may also establish from time to time any other committees that it deems necessary or advisable.

Audit Committee

Our Audit Committee, which was formed as of October 31, 2008, consists of Edward Levy, Laurence Levy and Daniel Blumenthal, with Edward Levy serving as the Chairman of the Audit Committee.  All three current members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rules 5605(a)(2) and 5605(c) of the NASDAQ listing standards. Each member of our Audit Committee is financially literate.  In addition, Laurence Levy serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act” ), and has the financial sophistication required under the NASDAQ listing standards.  Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and reports to be filed with the SEC;

•	discusses with management, internal auditors and independent auditors the adequacy and effectiveness of our accounting and financial controls and disclosure controls and procedures;

•	appoints and replaces our independent outside auditors from time to time, determining their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•
establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing its work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. During the fiscal year ended December 31, 2012, the Audit Committee met or acted by unanimous consent on four occasions.  The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at www.essexrentalcorp.com.

Audit Committee Report

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures.  The outside auditors audit the Company’s financial statements and express an opinion on the financial statements based on the audit.  The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board.  The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 31, 2012 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and the independent auditors. We also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee discussed with the independent auditors the overall scope and plans for the audit.  We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee discussed with the independent auditors the auditor’s independence from the Company and management, including the independent auditors written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board.

Based on the foregoing, we have recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

Edward Levy, Chairman
Laurence S. Levy
Daniel H. Blumenthal

Compensation Committee

Our Compensation Committee consists of Laurence Levy, Edward Levy and Daniel Blumenthal, with Laurence Levy serving as the Chairman of the Compensation Committee.  All of these members of our Compensation Committee are “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards.  The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers; and

•	makes recommendations to the Board with respect to incentive compensation plans and equity based plans.

The Compensation Committee’s charter does not authorize it to delegate its authority, notwithstanding its ability to engage outside consulting firms to assist in the evaluation of directors or executive officers.

The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 31, 2012, the Compensation Committee met or acted by unanimous consent on two occasions.

A copy of the Compensation Committee charter is available on the investor relations section of our website at www.essexrentalcorp.com.

Compensation Committee Interlocks and Insider Participation

    Each of Laurence Levy, Edward Levy and Daniel Blumenthal served as a member of the Company’s Compensation Committee during the fiscal year ended December 31, 2012. None of the members of the Compensation Committee were, during such fiscal year, an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. Laurence Levy and Edward Levy served as the Chief Executive Officer and President, respectively, of the Company from its inception until they resigned such offices on October 31, 2008, the date on which the Company acquired Essex Crane, an operating subsidiary. In addition, no executive officer of the Company served as a director or a member of the compensation committee (or board committee performing similar functions) of any other entity one of whose executive officers served as a director or on the Compensation Committee of the Company. None of the members of the Compensation Committee has any relationship required to be disclosed under this caption under the rules of the SEC.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Compensation Committee

Laurence S. Levy, Chairman
Edward Levy
Daniel H. Blumenthal

Corporate Governance/Nominating Committee

Our Corporate Governance/Nominating Committee consists of Laurence Levy, Edward Levy and Daniel Blumenthal, with Laurence Levy serving as the Chairman of the Corporate Governance and Nominating Committee.  All of these members are “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards.  Our Corporate Governance/Nominating Committee, among other things:

•	establishes criteria for Board and committee membership and recommends to our Board of Directors proposed nominees for election to the Board of Directors or committees of the Board;

•	establishes processes for security holders to send stockholder proposals and other communications to the Board of Directors or our management; and

•	monitors and recommends the functions and reviews the performance of the Board and the various committees of the Board of Directors.

The Corporate Governance/Nominating Committee has adopted a formal written Corporate Governance/Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards.  During the fiscal year ended December 31, 2012, the Corporate Governance/Nominating Committee met or acted by unanimous consent on one occasion.  A copy of the Corporate Governance/Nominating Committee charter is available on the investor relations section of our website at www.essexrentalcorp.com.

Strategic Planning and Finance Committee

Our Strategic Planning and Finance Committee consists of Laurence Levy, Edward Levy and John Nestor, with Laurence Levy and Edward Levy serving as the Co-Chairmen of the Strategic Planning and Finance Committee.  All of these members are “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards.  Our Strategic Planning and Finance Committee, among other things:

•	makes recommendations to the Board of Directors and advises management regarding the Company's capital structure and annual financing plans and develops initiatives related thereto;

•	analyzes and recommends to the Board of Directors basic financial performance goals to be achieved by the Company;

•	reviews and makes recommendations to the Board of Directors with respect to significant relationships with analysts, banks and investment bankers;

•	reviews the parameters and underlying assumptions of the annual budget and makes recommendations with respect thereto;

•
evaluates and makes recommendations to the Board of Directors, and directs management, with respect to the Company’s strategic plans, develops initiatives with respect thereto and assists management in the execution thereof; and

•	acts in an advisory capacity in assessing the strategies and action plans designed to meet the Company’s strategic objectives.

The Strategic Planning and Finance Committee has adopted a formal written Strategic Planning and Finance Committee charter.  During the fiscal year ended December 31, 2012, the Strategic Planning and Finance Committee met or acted by unanimous consent on eleven occasions.

Nominations for the Board of Directors

The Corporate Governance/Nominating Committee of the Board of Directors considers director candidates based upon a number of qualifications.  The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the Board.  At a minimum, however, the Corporate Governance/Nominating Committee seeks candidates for director based on, but not limited to, the following criteria:

•
experience as a senior executive at a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited business or law school or experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; and

•	special needs for diversity of experience and background as may arise at a particular time.

The Corporate Governance/Nominating Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable.

The Corporate Governance/Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Corporate Governance/Nominating Committee seeks to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the talent, skills, experience and expertise necessary to oversee the Company’s business. The Corporate Governance/Nominating Committee, in accordance with the Company’s Code of Business Conduct and Ethics, considers diversity in our people critical to our success.

The Corporate Governance/Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired.  The Corporate Governance/Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers and directors as a source for potential director candidates.  The Board retains complete independence in making nominations for election to the Board.

The Corporate Governance/Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries.  The Corporate Governance/Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources.  Pursuant to our amended and restated bylaws, any stockholder may nominate candidates for election as directors no later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made, whichever first occurs, by writing to Carol Zelinski, Secretary, c/o Essex Rental Corp., 1110 Lake Cook Road, Buffalo Grove, Suite 220, Illinois 60089, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements.  All of these communications will be reviewed by our Chairman of the Board and forwarded to the Corporate Governance/Nominating Committee, for further review and consideration in accordance with this policy.

Code of Ethics

We have adopted a written code of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We make our code of ethics available on the investor relations section of our website at www.essexrentalcorp.com. We will disclose amendments to or waivers from our code of ethics in accordance with all applicable laws and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons who beneficially own more than 10% of our Common Stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended December 31, 2012, except that John G. Nestor failed to timely file a Form 4 reporting the distribution of common shares by two entities affiliated with Mr. Nestor on March 26, 2012, and the acquisition by Mr. Nestor of indirect beneficial ownership by Mr. Nestor of a portion of such shares on such date. Mr. Nestor filed a Form 4 reporting such transactions on March 29, 2012. In addition, Laurence S. Levy failed to timely file a Form 5 reporting bona fide gifts for no consideration to unaffiliated charitable organizations made on November 21, 2012.  Mr. Levy filed a Form 5 reporting such transactions on April 25, 2013.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with our Chairman of the Board of Directors or any of the other members of the Board of Directors may do so by writing to: Board of Directors, c/o Laurence S. Levy, Chairman of the Board of Directors, Essex Rental Corp., 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089. Communications may be addressed to the Chairman of the Board, an individual director, a Board committee, the nonmanagement directors or the full Board.  Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our Common Stock as of April 22, 2013, by:

•	each person known by us to beneficially own more than 5% of all outstanding shares of our Common Stock;

•	each of our named executive officers (as defined in Item 402(m)(2) of Regulation S-K under the Securities Act of 1933) directors, nominees for director individually; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants held by that person (and/or pursuant to proxies held by that person) are considered outstanding because they are immediately exercisable.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class

Laurence S. Levy	2,458,577	(2)	10.2%
Edward Levy	1,141,812	(3)	4.7%
Daniel H. Blumenthal	1,300	(4)	*
John G. Nestor	132,896	(5)	*
Ronald Schad	1,676,764	(6)	6.6%
Martin Kroll	395,700	(7)	1.6%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	1,205,491	(8)	5.0%
T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,206,300	(9)	9.1%
Senator Investment Group LP 510 Madison Avenue, 28th Floor New York, NY 10022	1,997,705	(10)	8.3%
David M. Knott Knott Partners, L.P. Dorset Management Corporation 4485 Underhill Boulevard, Suite 205 Syosset, New York 11791	1,505,993	(11)	6.2%
All directors and executive officers as a group (6 individuals)	6,592,808	(12)	25.5%
*Less than 1%

(1)	Unless otherwise noted, the business address of each of the following is 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois, 60089.

(2)
Includes (i) 449,634 shares of common stock held by NMJ Trust, a trust established for the benefit of Mr. Levy’s children (ii) 300 shares of common stock which are held by Mr. Levy’s minor children and (iii) 100 shares which are held by Mr. Levy’s spouse.

(3)	Includes (i) 2,000 of common stock shares which are held by Mr. Levy’s minor children and (ii) 500 shares which are held by Mr. Levy’s spouse.

(4)	Includes 300 shares of common stock which are held by Mr. Blumenthal’s minor children.

(5)
Includes 114,789 shares of common stock which are held by Minerva Holdings Ltd., a limited liability company, of which Mr. Nestor is the managing member and which is owned by Mr. Nestor, his wife and a trust established by him, the beneficiaries of which are his children.

(6)
Includes (i) 493,670 shares of common stock issuable upon exchange at any time and from time to time of Class A Units of Holdings held by Mr. Schad, (ii) 12,594 shares of common stock held by Mr. Schad’s children, (iii) 339,000 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Schad on December 18, 2008 pursuant to the Company’s 2008 Long-Term Incentive Plan, (iv) 291,580 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Schad on March 18, 2010 pursuant to the Company’s 2008 Long-Term Incentive Plan and (v) 169,500 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Schad on January 14, 2011 pursuant to the Company’s 2008 Long-Term Incentive Plan. Does not include (i) options entitling Mr. Schad to purchase up to 84,750 shares of the Company’s common stock, which were granted to Mr. Schad on January 14, 2011 pursuant to the Company’s 2008 Long-Term Incentive Plan, with respect to 20,033 of such shares, and the Company’s 2011 Long-Term Incentive Plan, with respect to 64,717 of such shares, and which are not exercisable and will not become exercisable within 60 days.

(7)
Includes (i) 129,950 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Kroll on December 18, 2008 pursuant to the Company’s 2008 Long-Term Incentive Plan, (ii) 111,723 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Kroll on March 18, 2010 pursuant to the Company’s 2008 Long-Term Incentive Plan and (iii) 64,975 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Kroll on January 14, 2011 pursuant to the Company’s 2008 Long-Term Incentive Plan . Does not include (i) options entitling Mr. Kroll to purchase up to 32,487 shares of the Company’s common stock, which were granted to Mr. Kroll on January 14, 2011 pursuant to the Company’s 2008 Long-Term Incentive Plan, with respect to 7,679 of such shares, and the Company’s 2011 Long-Term Incentive Plan, with respect to 24,808 of such shares, and will not become exercisable within 60 days.

(8)
Includes 1,002,191 shares with respect to which Lord, Abbett & Co. LLC has sole voting power. This information is based solely on the contents of a filing on Schedule 13G dated August 10, 2012 filed by Lord, Abbett & Co. LLC.

(9)
Includes 136,300 shares with respect to which T. Rowe Price Associates, Inc. and 2,050,000 shares with respect to which T. Rowe Price Small-Cap Value Fund, Inc. have sole voting power and 2,206,300 shares with respect to which T. Rowe Price Associates, Inc. has sole dispositive power. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. which was 2,050,000 shares, representing approximately 8% of the shares outstanding, which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information is based on the contents of a filing on Schedule 13G dated February 14, 2011, as amended on February 9, 2012 and February 6, 2013 filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc as well as other information provided to the Company by T. Rowe Price Associates, Inc.

(10)
Includes 1,997,705 shares with respect to which Senator Investment Group LP has sole voting power. This information is based solely on the contents of a filing on Form 13F dated February 14, 2013 filed by Senator Investment Group LP.

(11)
Includes 1,505,993 shares with respect to which Mr. Knott and Dorset Management Corporation have sole voting power. This information is based solely on the contents of a filing on Schedule 13G dated February 12, 2013 filed by David M. Knott and Dorset Management Corporation

(12)
Includes an aggregate of 1,106,777 shares issuable upon exercise of options which are currently exercisable held by our officers and 493,670 shares issuable upon exchange at any time and from time to time of Class A Units of Holdings held by Ronald Schad.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions Related to the Acquisition of Essex Crane

In accordance with the purchase agreement entered into on March 6, 2008, and amended on May 9, 2008 and August 14, 2008, by the Company, Essex Crane, Holdings, the members of Holdings and KCP Services LLC, on October 31, 2008, the Company acquired Essex Crane through the acquisition of all of the membership interests of Holdings other than membership interests which were retained by members of Essex Crane’s senior management prior to the closing of the acquisition, including Ronald Schad, our Chief Executive Officer and President and a member of our Board of Directors, and Martin Kroll, our Chief Financial Officer, each of whom owned membership interests of Holdings prior to the completion of the acquisition.

The ownership interests in Holdings that were retained by Messrs. Schad and Kroll consisted of 493,670 and 75,950 Class A Units of Holdings (the parent company of Essex Crane and a subsidiary of the Company), respectively, and are exchangeable for an aggregate of 569,620 shares of the Company’s common stock. The retained interests held by Messrs. Schad and Kroll had stated values of $3,899,993 and $600,005, respectively. Pursuant to the Amended and Restated Limited Liability Company Agreement of Holdings, to which the Company, Messrs. Schad and Kroll and the other executive members of Holdings are parties, the retained interests do not carry any voting rights and are entitled to distributions from Holdings only if the Company pays a dividend to its stockholders, in which case a distribution on account of the retained interests will be made on an “as exchanged” basis. Holders of the retained interests, including Messrs. Schad and Kroll, had agreed, subject to certain exceptions, not to sell their shares of the Company’s common stock (issued upon exchange of retained interests) until after October 31, 2010.

The Company granted certain registration rights to Messrs. Schad and Kroll (and other management members of Holdings) with respect to the shares of the Company’s common stock issuable upon exchange of their retained interests. Prior to October 31, 2010, Messrs. Schad and Kroll (and the other management members of Holdings) had piggyback registration rights with respect to the 569,620 shares of our common stock issuable upon exchange of the retained interests held by Messrs. Schad and Kroll, in connection with any registration of shares of common stock held by Laurence Levy, our Chairman of the Board, or Edward Levy, a member of our Board of Directors, and their respective affiliates. After October 31, 2010, Messrs. Schad and Kroll (and the other management members of Holdings) had piggyback registration rights with respect to such shares in connection with any registration of shares of our common stock. In addition, at any time after October 31, 2010, holders of 50% of the shares of our common stock issuable upon exchange of the retained interests held by Messrs. Schad, Kroll and the other management members of Holdings were entitled to one demand that the Company register their shares of our common stock. The underlying shares of common stock to be issued upon exchange of retained interests were registered for resale pursuant to a registration statement on a Form S-3 declared effective by the SEC on February 10, 2011.

During the fiscal year ended December 31, 2012, Mr. Kroll exchanged all 75,950 Class A Units of Holdings into 75,950 shares of the Company's common stock.

Other Transactions

Since December 2010, the Company occupies an office space at 500 Fifth Avenue, 50th Floor, New York, New York pursuant to an agreement with Hyde Park Real Estate, an affiliate of Laurence S. Levy, our Chairman of the Board of Directors. We pay Hyde Park Real Estate a monthly fee of $7,688 which is for general and administrative services including office space and utilities. We also reimburse for certain other administrative support expenses. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Hyde Park Real Estate is at least as favorable as we could have obtained from an unaffiliated person.  Hyde Park Real Estate is not obligated to continue to provide such office space and services to us, and there can be no assurance as to whether, or for how long, Hyde Park Real Estate will continue to make such office space available. For the year ended December 31, 2012, we paid approximately $92,000 for rent. Prior to December 2010, the Company maintained an office at 461 Fifth Avenue, 25th Floor, New York, New York pursuant to an agreement with ProChannel Management LLC (“ProChannel”), an affiliate of Laurence S. Levy, our Chairman of the Board.

In November 2010, the Company entered into an agreement with Knott Partners, L.P. and certain of its affiliates, with respect to certain Coast Crane indebtedness held by them, pursuant to which such holders agreed, in consideration of the assumption of approximately $5.2 million of such indebtedness by the Company, to exchange such assumed indebtedness for unsecured promissory notes issued by the Company in the aggregate principal amount of $5.2 million plus the receipt of 90,000 warrants to purchase Essex common stock at $0.01 per share. The unsecured promissory notes mature in December 2013. The holders of the unsecured promissory notes are related parties to the Company as they own a significant amount of the Company’s outstanding shares of common stock. See information regarding David M. Knott (including related footnote) under the caption “Security Ownership of Certain Beneficial Owners and Management,” above.

On December 22, 2010, the Company entered into a Registration Rights Agreement (the “Kirtland Registration Rights Agreement”) with Kirtland Capital Company III LLC (“KCC”) and Kirtland Capital Partners III L.P. (“KCP” and, together with KCC, “Kirtland”). Pursuant to the Kirtland Registration Rights Agreement, the Company agreed to register the 3,294,700 shares (the “Kirtland Shares”) of Company common stock owned by Kirtland for resale from time to time by any method or combination of methods legally available, including, without limitation, by means of an underwritten offering, at the election of Kirtland or its assignees. The Agreement provides that Essex will pay all expenses incurred in connection with the registration of the Shares, other than discounts, commissions or brokerage fees, which will be borne by Kirtland or, if applicable, its assignees. The Company also agreed to indemnify Kirtland for liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, arising in connection with the registration statement pursuant to which the Shares are registered. The Kirtland Shares were registered for resale pursuant to a registration statement on Form S-3 declared effective by the SEC on February 10, 2011.

Related Party Transaction Procedures

The Board of Directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The Board and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors, executive officers and holders of 5% or more of our common stock must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required to be disclosed by the rules of the SEC. The Audit Committee reports to the Board of Directors on all related party transactions considered.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overview

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), who are named in the Summary Compensation Table, and whom we sometimes refer to as the “Named Executive Officers,” for 2012.

Our Compensation Committee has responsibility for determining and approving the various elements of our compensation programs for our CEO and CFO. As described below, the principal elements of our compensation programs include base salary, annual bonuses and long-term incentives including stock options. Our CEO recommends to the Compensation Committee the base salary, annual bonus and long term compensation levels for the CFO.

Compensation Philosophy and Objectives

The goal of the Company’s executive compensation program is to motivate, retain and reward executives who create long-term value for our shareholders. Our compensation program is designed to reward, and incentivize executives to achieve, short-term and long-term financial and operating performance excellence and align the executives’ long-term interests with those of our shareholders while recognizing individual contributions to the Company. To achieve these objectives, the Compensation Committee believes that executive compensation should generally consist of both cash and equity-based compensation. Compensation levels for each executive are determined based on several factors, including:

•general economic conditions;
•the Company’s overall performance and profitability;
•historical compensation practices of the Company and current and historical compensation practices of peer companies;
•each executive’s performance, skill sets and roles in the Company;
•the Company’s need for skill sets and the global or regional market for the executive’s skill sets.

Components of Executive Compensation

Currently, our executive compensation program consists of short-term compensation (salary and incentive bonus) and long-term compensation (stock options) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe is aligned with our stockholders’ interests.

Annual Salary

Annual salaries of executive officers are set at levels competitive with other companies of comparable size and scope with whom we compete for executive talent. Although the Compensation Committee believes a significant portion of each executive’s compensation should be based on the Company’s long-term performance, the Compensation Committee also believes that a stable base salary is necessary to attract, motivate, reward and retain our executives. Therefore, the base salary component of total compensation is relatively stable year over year and generally is adjusted for cost of living adjustments or increases in responsibilities. Total executive compensation is impacted to a much larger extent by the variability of bonus compensation as determined by the profitability of the business. The Compensation Committee sets the compensation philosophy with respect to base salaries for our executives generally, and reviews the base salary of each executive officer annually in light of our overall compensation objectives. Based on such review, the Compensation Committee makes adjustments, if any, to reflect market conditions, changes in responsibilities and potential merit increases consistent with compensation practices throughout our organization.

Base salaries for our CEO and CFO were determined pursuant to their respective employment agreements, entered into on October 31, 2008 in connection with our acquisition of Essex Crane. Pursuant to their employment agreements, the CEO’s and the CFO’s initial base salaries were set at $310,000 per year and $242,000 per year, respectively. These salaries were determined based on an approximate 5% increase in the base salaries that were paid to Messrs. Schad and Kroll by the seller prior to the acquisition of Essex Crane. The initial 5% salary increases received were annual performance and cost of living adjustments. During 2011, the Compensation Committee approved revised annual salaries for Mr. Schad and Mr. Kroll of $350,000 and $275,000 per annum, respectively. The revised salaries for Mr. Schad and Mr. Kroll were the result of the additional responsibilities undertaken as a result of the acquisition of Coast Crane. These salary increases were made effective for the two-week pay period ending April 22, 2011.

In May 2009, the Company adopted a temporary salary reduction program applicable to its management, including the CEO and CFO, pursuant to which Messrs Schad and Kroll elected to reduce the amount of their salaries paid in cash by 30 percent and 20 percent, respectively. The salary reduction program was implemented in May 2009 at the suggestion of the CEO and CFO in response to the severe and continued economic downturn in an effort to control costs and expenses to the extent possible. The salaries reported for 2010 include $33,075 and $17,217 of compensation received in the form of common shares that are valued at the grant date fair value of the shares awarded to Messrs. Schad and Kroll, respectively. These shares, which constitute 42% of the amount of cash salary reduction proposed and taken by the executive officers, were issued as part of the salary reduction program in lieu of cash. The shares issued pursuant to the salary reduction program vested immediately upon grant and were restricted from sale for a period of two years from the date of grant. The shares issued pursuant to the salary reduction program were not subject to a vesting schedule because they were awarded as a non-cash substitute for a portion of the cash salaries that the CEO and CFO elected to forgo. The temporary salary reduction program was terminated after eighteen months in November 2010, and as such, Mr. Schad and Mr. Kroll were returned to their full salaries of $310,000 per year and $242,000 per year, respectively, as determined pursuant to their respective employment agreements entered into on October 31, 2008.

Cash Bonuses

The second element of executive compensation is an annual cash bonus. Pursuant to their employment agreements, our CEO and CFO are entitled to participate in the Company’s annual bonus pool, which is meant to reward executives for the profitability of the business over the fiscal year. The Committee believes that a significant portion of each executive’s compensation should be contingent on the annual performance of the Company, as well as the individual contribution of each executive to such performance.

The CEO and CFO are eligible to receive a portion of an annual cash bonus that is payable at the discretion of the Compensation Committee based on certain financial targets. The annual cash bonus is based on the achievement of adjusted earnings before interest, taxes, depreciation and amortization adjusted for non-recurring items (or “Adjusted EBITDA”) in excess of a targeted amount of Adjusted EBITDA. The Compensation Committee believes that Adjusted EBITDA is the most appropriate measure of Company’s performance because it takes into account earnings and return on assets, which the Compensation Committee believes are key measures of shareholder value. These financial objectives are also consistent with the Compensation Committee’s philosophy of linking executive compensation to the Company’s financial performance and providing incentive for our executives to focus on performance measures that enhance shareholder value. The expected amount of Adjusted EBITDA is increased periodically for the net investments in rental equipment. The increase to the targeted Adjusted EBITDA based on net investment in rental equipment is important because it creates an expectation that in order for the executive to earn additional rewards, the business has to convert the additional invested capital into additional return on the capital invested. The target is determined based on the expectations for the business by the Compensation Committee and is highly dependent on the economic environment as well as the executives’ ability to drive the profitability of the business. In the event that Essex Crane does not generate Adjusted EBITDA in excess of the target, a minimum cash bonus pool of $260,000 has been established. The $260,000 minimum is for all employees of Essex Crane, including the executive officers of the Company. The minimum cash bonus pool is determined by the Compensation Committee based on a minimum amount that the Compensation Committee believes prudent to encourage key employee retention for Essex Crane. Prior to 2012, the minimum cash bonus pool was $200,000, but was increased during 2012 to $260,000 based on an increase in the number of employees eligible to participate in the cash bonus. In addition, employees of Coast Crane earn an EBITDA bonus based on a percentage of Adjusted EBITDA as determined by the Compensation Committee.

Cash bonuses based on Adjusted EBITDA paid in 2013 were determined by the Adjusted EBITDA for the year ended December 31, 2012. For the fiscal year ended December 31, 2012, the Adjusted EBITDA target was approximately $30.0 million for Essex Crane.

Based on 2012 results, the total cash bonuses paid in 2012 to employees was the minimum amount of $260,000 for Essex Crane and $410,000 for Coast Crane. The bonuses were distributed entirely to employees other than the Company’s executive officers.

Cash bonuses based on Adjusted EBITDA paid in 2012 were determined by the Adjusted EBITDA for the year ended December 31, 2011. For the fiscal year ended December 31, 2011, the Adjusted EBITDA target was approximately $30.0 million for Essex Crane. Based on 2011 results, the total cash bonuses paid in 2011 to employees were the minimum amounts of $200,000 and $50,000 for Essex Crane and Coast Crane, respectively. The bonuses were distributed entirely to employees other than the Company’s executive officers.

Cash bonuses based on Adjusted EBITDA paid in 2011 were determined by the Adjusted EBITDA for the year ended December 31, 2010. For the fiscal year ended December 31, 2010, the Adjusted EBITDA target was approximately $30.0 million. The total cash bonus paid in 2010 for 2009 results to all employees was the minimum $200,000 amount.

Cash bonuses based on Adjusted EBITDA paid in 2010 were determined by the Adjusted EBITDA for the year ended December 31, 2009. For the fiscal year ended December 31, 2009, the Adjusted EBITDA target was approximately $30.0 million. The total cash bonus paid in 2010 for 2009 results to all employees was the minimum $200,000 amount. The minimum bonus amount was distributed entirely to non-officers of the Company’s operating subsidiary, Essex Crane.

For the 2012 and 2011 fiscal years, Mr. Schad did not receive a cash bonus based on Adjusted EBITDA because the Adjusted EBITDA targets for such years were not achieved due to the challenging economic environment that the Company experienced throughout 2012 and 2011. For the 2010 fiscal year, the Compensation Committee approved a bonus of $20,000 for Mr. Schad or approximately 7% of his annual salary, which was paid in 2011. The Compensation Committee determined that Mr. Schad’s bonus amount was appropriate in light of the Company’s overall performance and Mr. Schad’s contributions to the Company’s performance for the fiscal year ended December 31, 2010.

For the 2012 and 2011 fiscal years, Mr. Kroll did not receive a cash bonus based on Adjusted EBITDA because the Adjusted EBITDA targets for such years were not achieved due to the challenging economic environment that the Company experienced throughout 2012 and 2011. For the 2010 fiscal year, the Compensation Committee approved a bonus of $16,500 for Mr. Kroll or approximately 7% of his annual salary, which was paid in 2011. The Compensation Committee determined that Mr. Kroll’s bonus amount was appropriate in light of the Company’s overall performance and Mr. Kroll’s contributions to the Company’s performance for the fiscal year ended December 31, 2010.

In addition to the cash bonuses paid based on Adjusted EBITDA, the CEO is entitled to receive a cash bonus based on crawler crane rental equipment sale activity pursuant to his employment agreement with the Company. The rental equipment sale bonus is approved by the Compensation Committee and designed to reward and motivate the CEO for the sale of rental equipment considered excess capacity equipment with lower utilization rates. The Company rewards the sale of rental equipment that was in excess capacity during the last market upturn to promote the Company’s strategy of maximizing long-term equipment utilization rates and average rental rates by repositioning its fleet towards heavier lifting equipment. The rental equipment sales bonus is calculated as 1% of the rental equipment’s sale price in excess of 75% of the equipment’s orderly liquidation value (“OLV”). OLV is determined for collateral measurement purposes by an independent appraiser on behalf of the lead lender for the Company’s asset based revolving credit facility and represents the amount the Company could expect to recover on each piece of equipment as part of a hypothetical liquidation event. The Compensation Committee approved rental equipment sale bonuses for Mr. Schad of $11,818, $6,346 and $17,228 for the fiscal years ended December 31, 2012, 2011 and 2010, respectively based on rental equipment sales in excess of the 75% of OLV threshold of $3,622,000, $1,817,000 and $2,151,000 during 2012, 2011 and 2010, respectively.

Long-Term Incentive Compensation

The third element of executive compensation, in addition to annual salary and cash bonus, is long-term incentive compensation consisting of equity awards. The Compensation Committee believes that granting equity-based compensation awards to our executives is the most direct way to align their long-term interests with those of our shareholders. The Compensation Committee also believes that equity compensation encourages greater responsibility on the part of our CEO and CFO because the value of their equity compensation is subject to risk. As a result, each executive officer’s total annual compensation includes a significant portion of option awards. The stock options that have been granted to the Company’s executives are subject to a vesting schedule pursuant to which one-third of the options will vest annually for a period of three years, encouraging the retention of the executive officers.

In connection with the acquisition of Essex Crane, the Company adopted the Hyde Park Acquisition Corp. Long Term Incentive Plan (the “2008 Incentive Plan”), which provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units and performance units. The 2008 Incentive Plan permits awards to employees, non-employee directors and consultants of the Company and its subsidiaries and is administered by the Compensation Committee.

The Company adopted the 2011 Long-Term Incentive Plan (the “2011 Incentive Plan”) following its approval by stockholders at the Company’s 2011 annual meeting of stockholders. The 2011 Incentive Plan provides for awards of stock options, stock appreciation rights, restricted shares, restricted stock units and performance unit awards. The 2011 Incentive Plan permits awards to employees, non-employee directors and consultants of the Company and its subsidiaries and is administered by the Compensation Committee.

In connection with the acquisition of Essex Crane, the Company agreed to grant certain members of Essex Crane’s senior management, including our CEO and CFO, options to purchase an aggregate number of shares equal to at least 10% of the Company’s common stock outstanding as of the closing date of the Essex Crane acquisition. In connection with the Essex Crane acquisition, the Company retained Towers Watson (formerly Towers Perrin), a nationally recognized, independent consulting firm, to conduct an analysis of our option award program, including an analysis of the amount and timing of option grants to our CEO and CFO (as well as other senior employees), compared to relevant peer companies based on data available at that time. Since Towers Watson’s analysis in connection with the acquisition of Essex Crane, the Compensation Committee has not engaged in any benchmarking or market-check of our competitors’ compensation practices with respect to option grants.

On December 18, 2008, the Compensation Committee awarded 339,000 options with a grant date fair values of $860,802 and 129,950 options with a grant date fair value of $329,974 to Messrs. Schad and Kroll, respectively. No options were awarded to Messrs. Schad and Kroll during 2009. On March 18, 2010, the Compensation Committee awarded 291,580 options with a grant date fair value of $1,096,341 and 111,773 options with a grant date fair value of $420,266 to Messrs. Schad and Kroll, respectively. On January 14, 2011, the Compensation Committee awarded 254,250 options with a grant date fair value of $811,058 and 97,462 options with a grant date fair value of $310,904 to Messrs. Schad and Kroll, respectively. The number of options awarded was determined by the Compensation Committee as well as the analysis completed by Towers Watson as part of the acquisition transaction discussed above and was based on a percentage of the aggregate shares outstanding.

Role of Management

While the Compensation Committee is primarily responsible for the oversight of our executive compensation, the CEO recommends compensation packages for the CFO who reports directly to him. The Compensation Committee believes that the CEO's input is critical in determining the compensation of other executive officers given his day to day role in the Company and his responsibility in establishing and implementing the Company’s strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the CEO will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the CFO. As a member of our Board of Directors, our CEO also participates in votes on the compensation of our non-executive directors.

The Compensation Committee determines the compensation package for the CEO.

The Compensation Committee’s Consideration of Risk in Relation to Executive Management

In 2012, the Compensation Committee considered the nature, extent and acceptability of risks that our executives may be encouraged to take by our compensation programs. Taking carefully considered risks is an integral part of any business strategy, and our executive compensation program is not intended to eliminate management decisions that involve risk. Rather, the combination of various elements in our program is designed to mitigate the potential reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and destroy shareholder value. Together with the Company’s processes for strategic planning, its internal control over financial reporting and other financial and compliance policies and practices, the design of our compensation program helps to mitigate the potential for management actions that involve an unreasonable level of risk. Our compensation program seeks to balance performance rewarded in cash and shares of our common stock, base level salaries that are consistent with our executive’s responsibilities so that our executives are not motivated to take excessive risks to achieve a reasonable level of financial security and plans that reward executives based on financial measures as well as other objective criteria.

2012 Say-on-Pay Advisory Vote

The Compensation Committee considered the results of the advisory vote by stockholders on executive compensation at the 2012 annual meeting of stockholders. Approximately 99.2% of the votes cast approved, on an advisory basis, the executive compensation described in the Company’s proxy statement for such meeting. Accordingly, the Compensation Committee concluded that the Company’s compensation structure, philosophy and objectives enjoy broad support among the Company’s stockholders and did not make any material changes to the structure of the Company’s executive compensation program as a result of the say-on-pay vote. The Compensation Committee continues to focus on the objectives described above.

Executive Officer Compensation

Summary Compensation Table

The following table provides the compensation of our corporate officers, direct or indirect, for services rendered in all capacities for the fiscal years shown, all of which has been paid:

							Nonqualified	All
						Non-Equity	Deferred	Other
Name and				Stock	Option	Incentive Plan	Compensation	Compensation
Principal Position	Year	Salary (1)	Bonus	Awards ($)	Awards (2)	Compensation	Earnings ($)	($) (3)	Total ($)

Ronald Schad (Chief Executive Officer and President)	2012	$350,000	$12,418	$—	$—	$—	$—	$29,982	$392,400
	2011	339,231	6,946	—	811,058	—	—	20,600	1,177,835
	2010	278,547	37,928	—	1,096,341	—	—	18,145	1,430,961
Martin Kroll (Chief Financial Officer)	2012	275,000	775	—	—	—	—	23,796	299,571
	2011	266,116	—	—	310,904	—	—	18,800	595,820
	2010	225,635	17,050	—	420,266	—	—	19,345	682,296

(1)
The salary compensation amounts reported for Messrs. Schad and Kroll for 2010 include $33,075 and $17,217, respectively of equity based non-cash compensation received in shares of common stock issued as part of a temporary salary reduction program pursuant to which Messrs. Schad and Kroll proposed and voluntarily elected to reduce the amount of their salaries paid in cash by 30% and 20%, respectively. Please refer to the Grants of Plan Based Awards Table below for more information regarding the shares issued pursuant to the temporary salary reduction program.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in valuing the option awards reported in this column is discussed in Note 12 to the consolidated financial statements “Stock Based Compensation” included in the Company’s annual report on Form 10-K.

(3)	Represents life insurance premiums paid on behalf of the officer, Company matching contributions to the officer’s 401(k) plan and car allowances.

Employment Agreements

Ronald Schad

Ronald Schad became our Chief Executive Officer and President and was appointed to our Board of Directors upon the closing of the acquisition of Essex Crane on October 31, 2008. On such date, in connection with the closing of the acquisition, the Company and Essex Crane entered into an employment agreement with Mr. Schad for a period of three years, with automatic successive one-year renewals unless Essex or Mr. Schad terminates the agreement at least 90 days prior to the end of the initial term or any renewal period.

Mr. Schad’s employment agreement provided for an initial starting annual salary of $310,000, and entitles Mr. Schad to participate in Essex Crane’s bonus pool based on earnings from leasing of cranes and attachments as well as an additional bonus based on earnings from equipment sales.

Mr. Schad is entitled to participate in the Company’s 2008 Long-Term Incentive Plan and 2011 Long-Term Incentive Plan, as well as any retirement plans, deferred compensation plans, insurance, life, medical, dental, disability and other benefit plans of Essex Crane and to receive fringe benefits and perquisites at the same level as those benefits are provided by Essex Crane from time to time to other senior executives of Essex Crane. Mr. Schad is also entitled to reimbursement of approved expenses incurred in the performance of employment.

Martin Kroll

Martin Kroll became our Chief Financial Officer upon the closing of the acquisition of Essex Crane on October 31, 2008. On such date, in connection with the closing of the acquisition, the Company and Essex Crane entered into an employment agreement with Mr.

Kroll for a period of three years, with automatic successive one-year renewals unless Essex or Mr. Kroll terminates the agreement at least 90 days prior to the end of the initial term or any renewal period.

Mr. Kroll’s employment agreement provided for an initial starting annual salary of $242,000, and entitles Mr. Kroll to participate in Essex Crane’s bonus pool based on earnings from leasing of cranes and attachments.

Mr. Kroll is entitled to participate in the Company’s 2008 Long-Term Incentive Plan and 2011 Long-Term Incentive Plan, as well as any retirement plans, deferred compensation plans, insurance, life, medical, dental, disability and other benefit plans of Essex Crane and to receive fringe benefits and perquisites at the same level as those benefits are provided by Essex Crane from time to time to other senior executives of Essex Crane. Mr. Kroll is also entitled to reimbursement of approved expenses incurred in the performance of employment.

Cash Salary Reduction

Messrs. Schad and Kroll proposed to and did temporarily waive their right to receive 30% and 20%, respectively, of their base salaries in cash commencing with the payroll period beginning on May 11, 2009 and terminating upon the earlier to occur of (i) the last day of the first fiscal quarter during which Essex Crane achieves two consecutive calendar months of crane utilization in excess of five thousand (5,000) crane rental days as used in the “days” method of calculating utilization rates in a manner consistent with past practice, or (ii) the date they effectively revoke such waiver. During the period in which the waiver remained effective, the Company agreed to grant Messrs. Schad and Kroll a number of shares of the Company’s common stock equal to the foregone cash salary for each pay period multiplied by 42% by (y) the average last trade price of the Common Stock for the twenty (20) consecutive trading days preceding the end of the applicable fiscal quarter, as quoted on the principal market for the common stock. Messrs. Schad and Kroll took the initiative to reduce the amount of their salaries paid in cash as a symbol of leadership and to help maintain the Company’s strong financial position. Other officers of the operating subsidiary, Essex Crane and other managers’ cash salaries were also reduced by 20% and 10%, respectively. Messrs. Schad and Kroll effectively revoked their waiver of their right to receive their full salaries after eighteen months in November 2010, and as such, Messrs. Schad and Kroll were returned to their full salaries and reinstated other employees to their full salaries to aid in the retention of those employees.

Termination Benefits

Pursuant to their respective employment agreements, if Mr. Schad’s or Mr. Kroll’s employment agreement is terminated by the Company without cause (other than by reason of the employee’s death), by the employee for “good reason”, for disability or by reason of the expiration of the term, assuming the employee signs a release in favor of the Company and its affiliates, the employee will be entitled:

•
to payment of accrued but unpaid salary plus accrued but unused vacation, plus any bonus in respect of a prior and current year which has been earned but not yet paid and to reimburse such employee for reimbursable expenses;

•
in the case of termination by the Company without cause or by the employee for good reason, to (a) payment of base salary for 12 months, (b) payment of employee’s target bonus in effect for the year of termination or, if none, the actual bonus paid in the year prior to termination, and (c) health benefits for 12 months;

•	in the case of termination by the Company for disability, to (a) payment of base salary for 12 months and (b) health benefits for 12 months;

•
in the event that the term has expired and the Company has elected not to renew the agreement, to (a) payment of base salary for 12 months, (b) payment of a pro rata portion of the target bonus in effect for the year of expiration (based on Essex Crane’s performance as of the end of the most recently completed financial quarter) plus 50% of the actual bonus paid in the prior year, and (c) health benefits for 12 months; and

•
in the event that the term of the agreement has expired and the employee has elected not to renew the agreement, at the election of the Company (if it decides to extend the non-solicit and non-compete covenants in the agreement for 12 months following expiration), to (a) payment of base salary for 12 months, (b) payment of a pro rata portion of the target bonus in effect for the year of expiration (based on Essex Crane’s performance as of the end of the most recently completed financial quarter) plus 50% of the actual bonus paid in the prior year, and (c) health benefits for 12 months.

In each agreement, “cause” means the employee has:

•
engaged in gross negligence or willful misconduct in connection with or arising out of the performance of his duties and such negligence or misconduct has not been cured (if curable) within a period of thirty days after the Company has given written notice to the employee;

•
been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties;

•
engaged in behavior that would constitute grounds for liability for sexual harassment or, in the reasonable opinion of Essex’s Board of Directors, other egregious conduct in violation of laws governing the workplace;

•
been indicted in for a criminal offense in connection with an act of fraud, larceny, misappropriation of funds or falsification or manipulation of any records of Essex Crane or embezzlement or any other felony or crimes of moral turpitude; or

•	materially breached the employment agreement and such breach has not been cured within thirty days after written notice thereof has been given to the employee by the Company.
In each agreement, “good reason” means:

•	a material breach by Essex Crane of the employment agreement;

•	material reduction in the employee’s salary or a change in the bonus program that materially reduces the employee’s bonus opportunity;

•	a material diminution in employee’s authorities, duties or responsibilities; or

•	relocation of Essex Crane’s executive office located in Buffalo Grove, Illinois, of greater than twenty-five miles.
In Mr. Schad’s agreement, in addition to the meanings of “good reason” described above, Mr. Schad’s ceasing to serve on the Board of Directors of Essex Crane or the Company is also “good reason.”
Certain Risks of Compensation Policies and Practices

The Company has evaluated its compensation policies and practices and does not believe that risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company.

GRANTS OF PLAN BASED AWARDS

During the year ended December 31, 2012, the Company did not grant any stock, option or other equity awards to its named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Ronald Schad	339,000	-	-	4.50	12/18/2018	-	-	-	-
	194,386	97,194	-	6.45	3/18/2020	-	-	-	-
	84,750	169,500	-	5.58	1/14/2021	-	-	-	-

Martin Kroll	129,950	-	-	4.50	12/18/2018	-	-	-	-
	74,516	37,257	-	6.45	3/18/2020	-	-	-	-
	32,487	64,975	-	5.58	1/14/2021	-	-	-	-

(1)
Options granted on December 18, 2008 with an expiration of December 18, 2018 vest one-third of the shares on December 18, 2009, December 18, 2010 and December 18, 2011. Options granted on March 18, 2010 with an expiration of March 18, 2020 vest one-third of the shares annually on January 1, 2011, January 1, 2012 and January 1, 2013. Options granted on January 14, 2011 with an expiration of January 14, 2021 vest one-third of the shares annually on January 1, 2012, January 1, 2013 and January 1, 2014.

(2)	The exercise price of each option is equal to the per share fair market value of the Company’s common stock on the grant date.

OPTIONS EXERCISED AND STOCK VESTED

During the year ended December 31, 2012, none of our named executive officers exercised any stock option or similar instrument. The Company did not grant restricted stock or similar awards to our named executive officers, and no shares of restricted stock previously granted to our named executive officers vested, during the year ended December 31, 2012.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 31, 2012.   Compensation information for Ronald Schad, our Chief Executive Officer and President and the Chief Executive Officer and President of Essex Crane, is set forth in the Summary Compensation Table above.

Non-employee directors received $300,000 in 2012 for serving as members of our Board of Directors. Non-employee directors received no additional amounts in 2012 for serving on our Audit Committee, Compensation Committee, or Corporate Governance/Nominating Committee. Non-employee directors on our Strategic Planning and Finance Committee earned $300,000 in 2012 for serving on the committee. Non-employee directors also received reimbursement for out-of-pocket expenses incurred in performing their duties on behalf of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Laurence S. Levy*	$138,750	$61,250	$ -	$ -	$ -	$ -	$200,000
Edward Levy*	138,750	61,250	-	-	-	-	200,000
Daniel H. Blumenthal	75,000	0	-	-	-	-	75,000
John G. Nestor**	$98,000	$27,000	$ -	$ -	$ -	$ -	$125,000

* Includes $125,000 of compensation for serving on the Strategic Planning and Finance Committee of which $63,750 was paid in cash and $61,250 was paid in shares of common stock in lieu of cash and $50,000 of compensation for serving on the Strategic Planning and Finance Committee that has yet to be paid. The 17,910 shares issued in lieu of cash were issued from the Company’s 2011 Long-Term Incentive Plan.

** Includes $50,000 of compensation for serving on the Strategic Planning and Finance Committee of which $23,000 was paid in cash and $27,000 was paid in shares of common stock in lieu of cash. The 7,895 shares issued in lieu of cash were issued from the Company’s 2011 Long-Term Incentive Plan.

Subject to the restrictions contained in the Company’s Insider Trading Policy and Procedures or applicable law, at any time from November 15th through December 1st of a fiscal year, each independent director may, in his discretion, irrevocably elect to receive all or a portion of the his fee for the immediately succeeding fiscal year in the form of shares of our common stock issued pursuant to, and in accordance with, the 2011 Long-Term Incentive Plan, or such other similar plan authorizing the issuance of shares of our common stock to non-employee directors of the Corporation as may be in effect on the date of such election.

In the event that an independent director elects to receive all or a portion of his annual fee in the form of our common stock in lieu of cash, the portion of the annual fee payable in common stock will be allocated equally among the four quarters of the fiscal year for which such election has been made, and the number of shares of common stock issuable to such independent director as of the end of each fiscal quarter will be determined by dividing (x) the dollar value of the annual fee payable in common stock allocated to the fiscal quarter, by (y) the Fair Market Value (as defined in the Plan) of the shares of common stock as of the close of business on the last day of such fiscal quarter.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm to audit and report upon our consolidated financial statements for the fiscal year ending December 31, 2013.  Although stockholder ratification of the Board of Directors’ action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2014.

It is expected that representatives of Grant Thornton LLP will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of the independent registered public accounting firm.  Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the independent registered public accounting firm unless otherwise specified in the proxy.

Principal Accountant Fees and Services

Fees billed to the Company by Grant Thornton LLP for the years ended December 31, 2012 and 2011 were as follows:

		Grant Thornton LLP
Type of Fees		2012	2011	% Change

Audit fees (1)		$625,784	$672,178	(6.9)%

Audit-related fees (2)		—	—	—%

	Subtotal:	625,784	672,178	(6.9)%

Tax fees (3)		115,840	152,470	(24.0)%

All other fees (4)		—	—	—%

	Total Fees:	$741,624	$824,648	(10.1)%

(1)
The aggregate fees billed by Grant Thornton LLP related to the fiscal year ended December 31, 2012 were for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the Company’s interim financial statements included in the respective Quarterly Reports on Form 10-Q, and services that were provided in connection with statutory and regulatory filings or engagements. The aggregate fees billed by Grant Thornton LLP related to the fiscal year ended December 31, 2011 were for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the Company’s interim financial statements included in the respective Quarterly Reports on Form 10-Q, and services that were provided in connection with statutory and regulatory filings or engagements.

(2)
Other than the audit fees described above, for the fiscal years ended December 31, 2012 and 2011, Grant Thornton LLP did not perform any other services or bill any fees for assurance and related services that were reasonably related to the performance of the audit of our financial statements.

(3)
Tax compliance and preparation fees are primarily incurred for the preparation of tax returns for the Company and subsidiaries, claims for refunds, responding to inquiries from taxing agencies and tax structure planning.

(4)	For the years ended December 31, 2012 and 2011, we incurred no other fees from Grant Thornton LLP.

Policy on Pre-Approval of Services Provided by Grant Thornton LLP

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm.  The Audit Committee preapproves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation.

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or, the Dodd-Frank Act, and Section 14A of the Exchange Act, Proposal 3 provides the Company’s shareholders with the opportunity to cast an advisory (non-binding) vote on executive compensation as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal is commonly known as the “say-on-pay” vote.

At the 2011 annual meeting of stockholders, a majority of the votes cast were voted, on an advisory (non-binding) basis, to hold say-on-pay votes annually and, in light of these voting results the Company’s Board of Directors determined that the Company will hold say-on-pay votes on an annual basis until the next stockholder advisory vote on the frequency of future say-on-pay votes is conducted.

As described in the Compensation Discussion and Analysis, our compensation program is designed to attract and retain the most qualified executives while motivating high company performance and align our executive officers’ interests with those of our shareholders. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

Pay opportunities that are based on:

•general economic conditions;
•the Company’s overall performance and profitability;

•historical compensation practices of the Company and current and historical compensation practices of peer companies;
•each executive’s performance, skill sets and roles in the Company;
•the Company’s need for skill sets and the global or regional market for the executive’s skill sets.

     The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation or our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking shareholders to approve the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related disclosure in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, the Compensation Committee and the Board value the opinions of the Company’s shareholders, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

Proposal 3 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related disclosure in this proxy statement.

OTHER MATTERS

Any proposal of an eligible stockholder intended to be presented at the 2014 annual meeting of stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting no later than December 31, 2013.  The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2014 annual meeting of stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us on or prior to March 15, 2014 and certain other conditions of the applicable rules of the SEC are satisfied.  Stockholder proposals should be directed to the Secretary of the Company at the address set forth below.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation.  In addition to solicitation of proxies by use of the mails, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies.  We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

     COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO MARTIN KROLL, CHIEF FINANCIAL OFFICER, ESSEX RENTAL CORP., 1110 LAKE COOK ROAD, SUITE 220, BUFFALO GROVE ILLINOIS, 60089 OR AVAILABLE UNDER THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT WWW.ESSEXRENTALCORP.COM.

Our Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders.  However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING WHITE FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

CAROL ZELINSKI, Secretary
500 Fifth Avenue, 50th Floor New York, New York April 26, 2013

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held June 5, 2013.

The Proxy Statement and our 2012 Annual Report on Form 10-K to Stockholders are available at:
http://www.viewproxy.com/essexrentalcorp/2013

Your Vote is Important
Please vote as soon as possible by signing, dating and returning the enclosed Proxy Card

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES, AND FOR PROPOSALS 2 AND 3.							Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE DIRECTOR-NOMINEES:				The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

1. Election of Class A Directors	FOR ALL	WITHHOLD ALL	FOR ALL EXCECPT	2. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.
01) Edward Levy
02) Daniel H. Blumenthal	☐	☐	☐		☐ FOR	☐ AGAINST	☐ ABSTAIN
03) John G. Nestor
3.To approve, on a non-binding advisory basis, executive compensation, as disclosed in the proxy statement.
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
					☐ FOR	☐ AGAINST	☐ ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

					I plan on attending the meeting			☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

				Signature			Date

				Signature (if held jointly)			Date

Please mark, date and sign and return promptly this proxy in the enclosed envelope.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

ESSEX RENTAL CORP.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2013.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints LAURENCE S. LEVY and MARTIN KROLL, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Essex Rental Corp. (the “Company”) on Wednesday, June 5, 2013, at the offices of Hyde Park Holdings, LLC, 500 Fifth Avenue, 50th Floor, New York, New York 10110 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted “FOR” the election of the nominees listed for Class A Directors on the reverse side; FOR ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Essex Rental Corp. for the fiscal year ending December 31, 2013; FOR the approval, on a non-binding advisory basis, of executive compensation, as disclosed in the proxy statement; and in the discretion of the proxy holders on any other matter which comes before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting. This proxy may be revoked at any time prior to the time it is voted.

Only stockholders of record at the close of business on April 22, 2013 are entitled to notice of, and to vote at the meeting and any adjournment or postponement thereof.

(Continued and to be dated and signed on reverse side)